UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 22, 2009

Fortress International Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-51426	20-2027651
(Commission File Number)	(IRS Employer Identification No.)

7226 Lee DeForest Drive, Suite 203, Columbia, MD	21046
(Address of Principal Executive Offices)	(Zip Code)

(410) 423-7438
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing.

On July 22, 2009, Fortress International Group, Inc. (the “Company”) received a deficiency letter from The Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Board of Directors of the Company is no longer comprised of a majority of independent directors as required by the continued listing requirements set forth in Rule 5605(b)(1) of the Nasdaq Stock Market Listing Rules. In addition, the Company was notified that it is not eligible for the cure period provided in Listing Rule 5605. Following the previously disclosed resignations of Messrs. David J. Mitchell and Donald L. Nickles from the Board of Directors effective June 30, 2009 and July 15, 2009, respectively, the Company has only three independent directors and four non-independent directors serving on its Board of Directors.

As a result, the Nasdaq Staff is reviewing the Company’s eligibility for continued listing.  To facilitate the Staff’s review, Nasdaq has requested that the Company provide Nasdaq with a specific plan and timetable to achieve compliance with the rules on or before August 6, 2009.  The Company intends to submit such plan and timetable to Nasdaq on or before such date.

On July 24, 2009, the Company issued a press release announcing its receipt of the Nasdaq’s deficiency letter. A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

The following exhibit is furnished herewith:

99.1               Press release, dated July 24, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress International Group, Inc.

Date: July 24, 2009	By:	/s/ Timothy C. Dec
Timothy C. Dec
Chief Financial Officer